UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 22, 2015

Central Garden & Pet Company

(Exact name of registrant as specified in its charter)

Delaware	001-33268	68-0275553
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1340 Treat Boulevard, Suite 600, Walnut Creek, California	94597
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (925) 948-4000

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 22, 2015, Central Garden & Pet Company (the “Company”) and John R. Ranelli, the President and Chief Executive Officer of the Company, entered into an amendment (the “Amendment”) to the Employment Agreement between the Company and John Ranelli, dated January 9, 2013 (the “Agreement”). The Amendment contemplates Mr. Ranelli’s anticipated retirement in September 2016 on his 70th birthday, subject to a Company option to extend the retirement date until December 31, 2016.

Under the Amendment, Mr. Ranelli’s annualized base salary will be increased to $750,000 effective from September 28, 2014, and he will be eligible for bonuses for fiscal 2015 and 2016 with target amounts of 100% of his base salary in both years based on goals or targets established by the board of directors.

In lieu of any option grants in fiscal 2015 or the future, Mr. Ranelli will receive an award of performance-based restricted stock with a grant date fair market value of $3 million (the “Performance Award”) subject to certain performance metrics being met. One-third of the Performance Award is based on achieving annual sales goals and two-thirds is based on annual EBIT goals for fiscal 2015, 2016, and 2017. If Mr. Ranelli becomes incapacitated, all of his stock options, restricted stock, and Performance Award will continue to vest, and if he dies during the term of the Agreement, all of his stock options, restricted stock, and Performance Award will vest immediately and his stock options will be exercisable for 90 days after his death by his estate. To the extent a change in control of the Company occurs before the end of fiscal 2017, the performance conditions for any incomplete performance period will be deemed to have been achieved and the Performance Award will be subject only to continuing service conditions.

The above description of the Amendment is qualified in its entirety by this reference to the Agreement which is filed as exhibit 10.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

Exhibit 10.1	Amendment to Employment Agreement dated July 22, 2015 between the Company and John R. Ranelli.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL GARDEN & PET COMPANY

By:	/s/ John R. Ranelli
John R. Ranelli
President and Chief Executive Officer

Dated: July 27, 2015

3